Exhibit 99.1

Innovus Pharma Signs License Agreement with
Sothema Laboratories for Zestra® and Zestra Glide® in the Middle East (Excluding Lebanon and Israel), North Africa and West Africa

-Innovus Eligible to Receive Upfront and up to $171.25 Million U.S. in
Sales Milestone Payments plus Transfer Price

San Diego, Calif., September 24, 2014–Innovus Pharmaceuticals, Inc., (“Innovus Pharma”) www.innovuspharma.com (OTC: BB: INNV) announced today it has entered into an exclusive license agreement with Sothema Laboratories, SARL, a Moroccan company (SOT.CSE) (“Sothema”) under which Innovus Pharma granted to Sothema an exclusive license to market and sell Innovus Pharma’s  topical  treatment for Female Sexual Desire Disorder (“FSDD”), Zestra® and its high viscosity water-based lubricant Zestra Glide® in the North African countries of Egypt, Morocco, Algeria, Tunisia and Libya, the Middle Eastern countries of Iraq, Jordan, Saudi Arabia and the United Arab Emirates (excluding Lebanon and Israel) and the West African countries of Benin, Burkina Faso, Cape Verde, Gambia, Ghana, Guinea, Guinea-Bissau, Ivory Coast, Liberia, Mali, Niger, Nigeria, Senegal, Sierra Leone and Togo (collectively the “Territory”). Under the agreement, Innovus will receive an upfront payment and is eligible to receive up to approximately $171.25 million U.S. dollars upon and subject to the achievement of sales milestones based on cumulative supplied units of the licensed products in the Territory plus a pre-negotiated transfer price per unit.

Bassam Damaj, President and Chief Executive Officer of Innovus Pharma commented, "We are very excited about this major international collaboration with Sothema and we look forward to expanding the reach of our products in the Middle East, North Africa and West Africa.  This is an important milestone in our strategy to find partners with expert sales forces that will promote and detail our product to the specialty physicians treating our target patient populations, namely gynecologists. This partnership represents another milestone in the Company’s execution of its international growth plan.  With our products commercially available in 28 countries out of our goal of having the products in a minimum of 40 countries by the end of 2015. "

“Zestra® is a great product to add to our portfolio,” said Mr. Tazi, the Chief Executive Officer of Sothema. “The efficacy results from the sampling done by Sothema have been excellent and we look forward to start gaining significant market share and revenues from the two products in the Territory through our sales force and our extensive and established distribution channels.”

About Zestra® and FSI/AD

Zestra® is a patented blend of natural oils clinically-proven in double-blind placebo-controlled clinical trials in close to 300 women to increase in a statistically significant manner the arousal, desire and sexual satisfaction in FSI/AD women. Zestra® is the first NHP product to receive approval for the indication of FSDD and the Company filed for label expansion to FSI/AD in Canada. To date, no product has been approved in Canada to treat FSI/AD, a persistent or recurring inability to attain or maintain adequate sexual excitement until the completion of a sexual activity. The diagnosis can also refer to an inadequate lubrication-swelling response normally present during arousal and sexual activity causing personal distress. Published papers on the FSI/AD market size, estimate it to be equal or larger than the market for erectile dysfunction in males. For more information visit www.zestra.com.

About Sothema Laboratories

Created in 1976, Sothema specializes in the manufacturing and the commercialization of medicines.  Sothema represents 33 international laboratories that are among the leaders in the world in terms of research and development. The medicines manufactured and commercialized by Sothema are flagship brands in Morocco’s dispensaries. Sothema is also well known in many international markets like Maghreb, Sub-Saharan Africa, West Africa, and the Persian Gulf as well as in certain European countries.  Sothema is the first Moroccan pharmaceutical laboratory to be listed on the Casablanca Stock Exchange (SOT.CSE) and sells over 260 products with over 1,000 employees.

For more information, go to www.sothema.com.

About Innovus Pharmaceuticals, Inc.

Innovus Pharmaceuticals, Inc. (OTCQB:INNV), located in San Diego, California, is an emerging pharmaceuticals company that delivers safe, innovative and effective non-prescription over-the counter medicine and consumer care products to improve men and women's health and vitality. Our products are marketed in the United States, Canada and elsewhere via retailers and on the web. The Company also details its products to urologists, gynecologists and sex therapists either directly in the United States or through commercial partners, ex-U.S.

For more information, go to www.innovuspharma.com.

Innovus Pharma’s Forward-Looking Safe Harbor Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, receiving patent protection for any of its products, to receive approval or meet the requirements of any relevant regulatory authority, to successfully commercialize such products and to achieve its other development, commercialization and financial goals, whether Sothema will continue to successfully market and sell our products in North Africa, the Middle East or West Africa and whether Innovus Pharma will receive milestone payments from such sales.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Innovus Pharma Contact:
Kevin Holmes
Chesapeake Group
info@chesapeakegp.com
T: 410-825-3930